EXHIBIT 21.1

                          LIST OF SUBSIDIARIES OF
                   PACIFIC HEALTH CARE ORGANIZATION, INC.



The Company has two wholly-owned subsidiaries:

     Medex Healthcare, Inc.   a California corporation

     Workers' Compensation Assistance, Inc.   a California corporation